EXHIBIT 23.1


Abraxas Petroleum Corporation
San Antonio, Texas

We consent to the use in the Registration Statement No. 333-120989 of Abraxas Petroleum Corporation of our report dated February 13, 2004, relating to the consolidated financial statements of Abraxas Petroleum Corporation, which is contained in that Amendment No. 1 to Form S-4.

We also consent to the reference to us under the caption "Experts" in the Form S-4.



/s/ BDO Seidman, LLP


BDO Seidman, LLP
Dallas, Texas

January 12, 2005